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                                                                   EXHIBIT 10.10


                                KELLOGG COMPANY

                SENIOR EXECUTIVE OFFICER PERFORMANCE BONUS PLAN


                                   SECTION 1.

                            PURPOSE AND ELIGIBILITY

        The purpose of this Plan is to motivate the Company's executive officers through awards of annual cash bonuses to achieve strategic, financial and operating objectives, reward their contribution toward improvement in financial performance, provide the executive officers with an additional incentive to contribute to the success of the Company and offer a total compensation package that is competitive in the industry, and to include a bonus component which is intended to qualify as performance-based compensation deductible by the Company under the Code. Such executive officers of the Company as determined by the Compensation Committee of the Board will be eligible to receive payments hereunder.

                                   SECTION 2.

                                  DEFINITIONS

        "Award" shall have the meaning set forth in Section 3.

        "Board" shall mean the Board of Directors of the Company.

        "Bonus" shall mean a cash award payable to a participant pursuant to the terms of the plan, including an Award.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Committee" shall mean the Compensation Committee of the Board.

        "Company" shall mean Kellogg Company, a Delaware corporation, and its subsidiaries.

        "Compensation Survey" shall mean a survey of compensation practices of comparable companies as selected by the Committee.

        "Corporate Incentive Factor" shall mean the Company's earnings per share (as adjusted for certain extraordinary or non-recurring items) as compared to the pre-established target earnings per share.

        "Covered Employees" shall mean participants designated by the Committee prior to the award of a Bonus opportunity hereunder who are or are expected to be "covered employees" within the meaning of Section 162(m) of the Code for the Measurement Period in which a Bonus hereunder is payable.

        "Disinterested Person" shall mean a member of the Board who qualifies as an "outside director" for purposes of Section 162(m) of the Code.

        "Measurement Period" shall mean a period of one fiscal year, unless a shorter period is otherwise selected and established in writing by the Committee at the time the Performance Goals are established with respect to a particular Award.


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        "Net Income" shall mean net income available for common stockholders as reported in the Company's audited financial statements, but not including extraordinary items and the cumulative effect of accounting changes.

        "Payment Date" shall mean the date following the conclusion of a particular Measurement Period on which the Committee certifies that applicable Performance Goals have been satisfied and authorizes payment of corresponding Bonuses.

        "Performance Goals" shall have the meaning set forth in Section 3 hereof.


                                  SECTION 3.


                   ADMINISTRATION AND CALCULATION OF AWARDS


        The Plan shall be administered by the Committee, consisting of Disinterested Persons, in conformance with Section 162(m) of the Code ("Section 162(m)"). Any action by the Committee that would be violative of Section 162(m) shall be void. The Committee shall have the authority to determine eligibility of executive officers and the financial and other performance criteria applicable to the maximum potential recommended bonus (the "Award) which a participating executive officer may receive for services performed during that year. Target awards, which are a percentage of the midpoint of the applicable salary range, shall be determined using as an objective the 75th percentile of the Compensation Survey. Recommended Awards shall be determined by adjusting the target awards based on individual performance factors. The result is then adjusted further based on the Corporate Incentive Factor. This adjustment of the recommended bonus may result in a bonus payment ranging from 0% to 150% of the recommended bonus. The Committee shall evaluate individual performance by such performance factors as it deems appropriate. The performance factors shall be determined by the Committee in advance of each Measurement Period or such period as may be permitted by the regulations issued under Section 162(m),and may include long-term financial and non-financial objectives and Company performance ("Performance Goals"). With respect to the Chief Executive Officer, the factors shall be the same as those utilized by the Committee in its annual determination of performance including the Company's earnings per share, return on equity, return on assets, growth in sales and earnings, market share and total return to stockholders (including both the market value of the Company's stock and dividends thereon) and the extent to which strategic and business plan goals are met. Awards are based on the achievement of such performance criteria. Negative discretion may be used by the Committee to reduce the Award. In no event, however, will an exercise of negative discretion to reduce the Award of a participating executive officer have the effect of increasing the amount of an Award otherwise payable to any other participating executive officer.

                                  SECTION 4.


                             MAXIMUM BONUS AWARDS


        The total of all Awards payable to any Covered Employee shall not under any circumstances exceed 3/4 of 1 percent (.0075) of the Net Income of the Company (the "Maximum Bonus Awards Pool") and no one individual may receive more than 60% of such pool. In the event that the total of all Awards payable to Covered Employees should exceed the Maximum Bonus Awards Pool as specified above. The Award of each Covered Employee will be proportionately reduced such that the total of all such Awards paid is equal to the Maximum Bonus Awards Pool.

                                  SECTION 5.


                              PAYMENT OF AWARDS

        If the Performance Goals established by the Committee are satisfied and upon written certification by the Committee that the Performance Goals have been satisfied, payment shall be made on the Payment Date in accordance with the terms of the Award unless the Committee determines in its sole discretion to reduce the payment to be made.


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                                   SECTION 6.


                           TERMINATION OF EMPLOYMENT

        In the event that a participating executive officer's employment with the Company terminates for any reason prior to the Payment Date with respect to any Bonus, the balance of any Bonus which remains unpaid at the time of such termination shall be payable to the participant, or forfeited by the participant, in accordance with the terms of the Award granted by the Committee; provided, however, that no amount shall be payable unless the Performance Goals are satisfied unless the termination of employment of the Covered Employee is due to death or disability. Participating executive officers who remain employed through the Measurement Period but are terminated prior to the Payment Date shall be entitled to receive Bonuses payable with respect to such Measurement Period.

                                   SECTION 7.

                           AMENDMENT AND TERMINATION

        The Board shall have the right to modify the Plan from time to time but no such modification shall, without prior approval of the Company's stockholders, change Section 3 of this Plan, alter the business criteria on which the Performance Goals may be based or to increase the amount set forth in
Section 4, materially increase the amount available for Awards, materially increase the benefits accruing to participating executive officers, materially modify the requirements regarding eligibility for participation in the Plan or, without the consent of the participant affected, impair any Award made prior to the effective date of the modification.

                                   SECTION 8.

                                 MISCELLANEOUS

        Bonus payments shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No participant or other person shall have under any circumstances any interest in any particular property or assets of the Company. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

        Neither the establishment of this Plan nor the payment of any Award hereunder nor any action of the Company or the Committee with respect to this Plan shall be held or construed to confer upon any participating executive officer any legal right to be continued in the employ of the Company or to receive any particular rate of cash Compensation other than pursuant to the terms of this Plan and the determination of the Committee, and the Company expressly reserves the right to discharge any participating executive officer whenever the interest of the Company may so permit or require without liability to the Company, the Board of Directors or the Committee, except as to any rights which may be expressly conferred upon a participating executive officer under this Plan.

        The adoption of this Plan shall not affect any other compensation plans in effect for the Company or any subsidiary or affiliate of the Company, nor shall the Plan preclude the Company or any subsidiary or affiliate thereof from establishing any other forms of incentive or other compensation for the participating executive officers.

                                   SECTION 9.


                                 EFFECTIVE DATE

        This Plan shall become effective upon approval by the stockholders.



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